Exhibit 99.1

For Immediate Release

Conference Call:	Today, May 14, 2007 at 11:00 a.m. EDT
Dial-in numbers:	800/260-8140 or 617/614-3672 (international)
Webcast:	www.progressivegaming.net

CONTACT:
Heather A. Rollo	Richard Land, Dave Jacoby
Chief Financial Officer	Jaffoni & Collins Incorporated
702/263-2583	212/835-8500 or pgic@jcir.com

PROGRESSIVE GAMING INTERNATIONAL REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS

- Systems Installed Base Grows 18% Year-Over-Year and

6% on a Quarterly Sequential Basis -

- CJS Installations at March 31, 2007 Rise to 5,558, or 46% of Company’s 2007 Year-End

CJS Target of 12,000 -

LAS VEGAS, NV – May 14, 2007—Progressive Gaming International Corporation® (NASDAQ: PGIC) (“the Company”), a leading provider of diversified technology and content products and services used in the gaming industry worldwide, today reported revenues of $16.9 million and a net loss of approximately $8.7 million, or $0.25 per share, for the quarter ended March 31, 2007, compared to revenues of $16.9 million and a net loss of $8.8 million, or $0.26 per share in the comparable year ago period. The first quarter 2007 operating results do not include approximately $3.8 million in revenues, representing $0.11 per fully diluted share, related to several large systems arrangements that were completed in the first quarter of 2007, but which, pursuant to Generally Accepted Accounting Principles (“GAAP”), will be recorded in the second quarter of 2007.

Excluding the results of the Company’s Table Games Division (“TGD”), pro forma revenues in the 2007 first quarter were approximately $15.1 million compared to pro forma revenues of approximately $14.5 million in the prior year period. In the first quarter of 2007, the Company’s systems business grew approximately 22% on a year-over-year basis when including the $3.8 million that was deferred in the first quarter of 2007. At March 31, 2007, the Company had approximately 5,558 CasinoLink® Jackpot Systems™ (“CJS”) installations, representing approximately 46% of the Company’s target of approximately 12,000 CJS systems installations at December 31, 2007.

First Quarter 2007 Highlights:

•	Continued expansion of systems installations with presence in over 33 countries and 21 North American jurisdictions as of March 31, 2007.

•	Significant quarterly sequential growth in slot management systems, including approximately 2,400 CJS and over 800 CasinoLink® installations.

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Progressive Gaming International Corporation, 5/14/07	page 2

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Several large systems installations were completed and installed in the first quarter of 2007 but pursuant to GAAP, the revenue related to these installations will not be recorded until the second quarter of 2007. As a result, approximately $3.8 million of revenue will be reflected in the Company’s second quarter results. These installations are included in the reported installed base figures in this press release and in aggregate, these systems installations are expected to contribute multi-year recurring revenues of over $0.6 million annually.

•

Adjusted Pro Forma EBITDA was $1.3 million, which left the Company in compliance with the financial covenants under its $22.5 million Senior Credit Facility. Adjusted Pro Forma EBITDA is defined in the Company’s credit facility as EBITDA plus non-cash stock compensation cost plus the change in deferred revenues.

•	Initiated the process for sale of TGD as part of ongoing focus on streamlining operations to focus on the Company’s core systems business.

Summary of Systems Installed Base:

	As of 3/31/2007	As of 3/31/2006	% Change	As of 12/31/2006	% Change
CasinoLink®	56,717	52,255	9%	55,863	2%
CasinoLink® Jackpot Systems™ (“CJS”)	5,558	1,445	285%	3,137	77%
Table Management	3,155	1,954	61%	2,947	7%

Commenting on the results, Progressive Gaming International Corporation President and Chief Executive Officer, Russel McMeekin, stated, “Strong first quarter systems installations reflect our progress in positioning the Company for growth based on our ability to innovate, develop and market systems-centric products that provide measurable benefits to our customers. Installations completed in the first quarter will also benefit our operating results in the 2007 second quarter based on the recognition of approximately $3.8 million of deferred revenue. Our focus continues to be on growing the installed base of our new products and our ability to execute against this goal is reflected in the strong year-over-year and quarterly sequential gains we achieved in our systems installed base. Momentum in this business is growing as on a quarterly sequential basis the CasinoLink® installed base grew 2%, or over 800 installations, the CJS installed base grew by 77%, or by approximately 2,400 new installations, and Table Management systems grew by 7% or by over 200 units.

“Progressive Gaming now has a systems presence in over 33 countries and in 21 jurisdictions in North America. This geographic diversity provides a solid base from which we expect to generate future growth, particularly given our strong market share in many rapidly expanding international markets. Our CJS installed base growth is expected to continue following the receipt of Nevada regulatory approvals. We anticipate receiving lab approval in the next few weeks, with planned field trials at MGM Mirage and Boyd Gaming properties commencing shortly thereafter. In addition, our Table Management systems are gaining traction in both North America and in international jurisdictions with growth in this installed base and the revenue derived from it expected to accelerate in the second half of 2007.

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Progressive Gaming International Corporation, 5/14/07	page 3

“Furthering our systems capability, the ability of Rapid Bet Live to increase wagering volumes for sports books has been proven following an extensive field trial/beta test and we are now actively marketing this product to the established Nevada sports book operations as well as to certain markets in Canada. Finally, development of our World Series of Poker® ‘Peer to Peer’ Texas Hold ‘em system is progressing and we anticipate obtaining regulatory approval from GLI in the current quarter and approval in certain Canadian jurisdictions in the second half of 2007.

“In March we announced our plans to explore the sale of our TGD and progress on this initiative continues. We now anticipate completing the initial due diligence with prospective buyers by the end of this month. The sale of this division is consistent with our goals to focus on our core systems product line, streamline our operations and improve our balance sheet.”

Progressive Gaming International Corporation’s Executive Vice President, Chief Financial Officer and Treasurer, Heather Rollo, added, “Our systems business, inclusive of revenues related to systems placements that took place in the first quarter 2007, but which for GAAP purposes were deferred until the second quarter, was approximately $20.7 million, or 22% higher than the first quarter of 2006. The $3.8 million in deferred revenues will be recognized in the second quarter and each of these systems has a meaningful recurring revenue component. With the transition in our business expected to result in a higher level of systems based revenues in the overall mix for 2007, we remain on track to achieve gross margins for 2007 in the range of 54% to 58%, compared to gross margins of 51% in 2006. However, the timing of systems installations that are currently planned will lead to some quarterly fluctuations within this range throughout 2007, as reflected in the first quarter of 2007 gross margin. With the strong level of systems placements achieved in first quarter of 2007, we are confident in our ability to achieve our full year revenue targets of $85—$95 million in total revenues, and systems’ revenue year-over-year growth of approximately 65%.

“We continue to analyze opportunities to further streamline our business with a particular focus on cost savings initiatives, and the planned sale of our TGD is expected to result in operating cost reductions. We believe the divestiture of the TGD will be neutral to EBITDA when combined with the related anticipated cost savings. More importantly, if, as intended, the net sales proceeds are applied to the repayment of our outstanding high yield debt, the transaction will be accretive to our 2007 free cash flow and earnings per share and will result in a significant strengthening of our balance sheet.”

Revenues

Revenues in the first quarter of 2007 were approximately $16.9 million, or flat with the prior year first quarter. System revenues of approximately $13.6 million do not reflect approximately $3.8 million in deferred revenues for systems installations that took place in the quarter but which as noted above have been deferred until the second quarter of 2007. During the first quarter of 2007 the Company’s systems installed base growth was driven by approximately 2,400 installations of CJS and approximately 800 installations of CasinoLink, each of which is expected to benefit recurring revenues going forward.

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Progressive Gaming International Corporation, 5/14/07	page 4

First quarter 2007 slot and table revenues were approximately $3.3 million, consistent with the prior year quarter During the first quarter of 2007, the Company commenced planned installations of its progressive Texas Hold’ Em Bonus® / World Series of Poker® table game in Nevada. These installations are expected to increase the overall daily fees through higher lease rates or participation fees.

Gross Margins

Gross margins in the first quarter of 2007 were approximately 47%, representing a decline from gross margin levels in the fiscal year ended 2006 as a result of the higher-margin systems related revenues that were deferred until the 2007 second quarter period. The Company anticipates that full year 2007 gross margins will be in the mid-50% range but continues to expect variability in the quarters as a result of the timing of planned installations.

Operating Expenses

First quarter 2007 operating expenses (including SG&A and R&D) were approximately $11.8 million, including approximately $0.9 million of non-cash stock compensation expense. Operating expenses increased approximately $0.4 million over historical levels due to higher legal costs associated with the Company’s on-going litigation and higher accounting fees related to the fiscal 2006 year-end audit. The Company expects that total operating costs will decrease during fiscal 2007 as a result of the re-alignment of its business in connection with the sale of the TGD.

EBITDA

EBITDA in the first quarter of 2007 was approximately ($3.8) million compared to ($5.1) million in the first quarter of 2006. Adjusted Pro Forma EBITDA (as defined in the Company’s $22.5 million Senior Credit Facility) was $1.3 million, which left the Company in compliance with the financial covenants under the facility.

Pro Forma Results of Operations Excluding the TGD

On a Pro Forma basis excluding the operating results of the TGD and including the Company’s cost reduction initiatives, EBITDA was relatively consistent with that of the consolidated Company. These metrics are consistent with the Company’s previous indications that planned cost reductions would mitigate the loss in EBITDA as a result of the sale of the TGD.

The Pro Forma results do not reflect the benefit of the potential repayment of debt, which is expected to be accretive to both free cash flow and EPS.

Webb Litigation Status

As previously disclosed, the Derek Webb, et al (“Webb”) v. Mikohn Gaming Corporation case has been ongoing for approximately 10 years. The pending case was originally filed in December of 2002 in response to a patent infringement case filed by the Company. The patent infringement case settled and was dismissed after Webb’s U.S. entity was purchased by Shuffle Master. The current case alleges that the Company engaged in attempted monopolization in 1998 and 1999. In February 2007 a jury verdict awarded the plaintiff $13 million for his claims, which amount is trebled in accordance with applicable law. The Company has filed post-trial claims for a new trial or for what is the equivalent of the judge overturning the jury’s verdict and, if necessary, the

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Company will initiate the appeal process. Oral arguments related to the post-trial claims are not expected to be heard by the presiding judge until late in 2007 and the Company does not expect final conclusion of these matters until at least 2008. Importantly, this decision is not expected to have any adverse impact on the Company’s cash position in fiscal 2007 and the posting of any bond related to the jury verdict is stayed (on hold) until a decision denying the motion for a new trial is reached.

EBITDA is earnings before interest, taxes, depreciation and amortization. EBITDA is presented solely as a supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming supplier industry.

Pro Forma EBITDA is defined as EBITDA plus non-cash stock compensation expense and the change in deferred revenues (as defined in the Company’s $22.5 million Senior Credit Facility).

Free cash flow is defined as GAAP operating income before non-cash charges for depreciation and amortization and stock compensation expense; less cash interest and capital expenditures.

Progressive Gaming Corporation is hosting a conference call and simultaneous webcast at 11:00 a.m. Eastern time today, both of which are open to the general public. The conference call number is 800-260-8140; or for international parties, 617-614-3672. Questions and answers will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.progressivegaming.net; please allow 15 minutes to register and download and install any necessary software. Following its completion, a replay of the call can be accessed for thirty days on the internet at www.progressivegaming.net.

About Progressive Gaming International Corporation®

Progressive Gaming International® is a leading supplier of integrated casino and jackpot management solutions for the gaming industry worldwide. This technology is widely used to enhance casino operations and drive greater revenues.

Progressive Gaming is unique in the industry in offering casino management and progressive systems in a modular yet integrated solution. Products include multiple forms of regulated wagering solutions in wired, wireless and mobile formats. There are Progressive Gaming products in over 1,000 casinos throughout the world. For further information, visit www.progressivegaming.net.

TableLink, Casinolink, Progressive Gaming International Corporation and Texas Hold ‘Em Bonus are registered trademarks of Progressive Gaming International Corporation. World Series of Poker is a registered trademark of Harrahs© 2006 Progressive Gaming International Corporation. All Rights Reserved.

Safe Harbor Statements under The Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, including statements regarding the Company’s overall positioning for growth, momentum in the Company’s systems business and anticipated revenue acceleration in the second half of 2007, expected growth in North America and international markets, anticipated regulatory approvals, activities expected to occur in connection with and benefits that could result from the proposed sale of the Company’s table games division, expected revenue, gross margin, and operating expense performance for 2007, anticipated increases in

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overall daily fees for table games, and expectations regarding the timing, status and resolution of outstanding legal matters. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to delays in the approval, introduction, installation and customer acceptance of new products, the risk that the Company’s table games route may not be sold in the manner anticipated, or at all, the risk that a sale of the Company’s table games division may not provide anticipated benefits, the risk that the Company may not successfully resolve any outstanding legal matters, risks related to the integration of VirtGame’s and EndX’s technology with the Company’s products, the status of rights licensed from content providers, risks related to the Company’s ability to enforce and develop its intellectual property rights, including rights licensed from third parties, the risk that patents may exist of which the Company is not aware, or that existing patents may provide benefits to third parties beyond those anticipated by the Company, the Company’s ability to meet its capital requirements, relationships with casino operators, the overall industry environment, customer acceptance of the Company’s new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of privileged operating licenses by governmental authorities, competitive pressures and general economic conditions as well as the Company’s debt service obligations. For a discussion of these and other factors which may cause actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statements to reflect new circumstances or anticipated or unanticipated events or circumstances as they occur.

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Progressive Gaming International Corporation, 5/14/07	page 7

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share amounts)	Three Months Ended March 31
	2007	2006
Revenues:
Slot and table games	$3,327	$3,392
Systems	13,600	13,535

Total revenues*	16,927	16,927

Cost of revenues:
Slot and table games	2,810	3,169
Systems	6,161	4,194

Total cost of revenues	8,971	7,363

Gross profit	7,956	9,564

Selling, general and administrative expense	8,664	11,474
Research and development	3,086	3,203
Depreciation and amortization	2,225	2,203

	13,975	16,880

Operating (loss)	(6,019)	(7,316)

Interest expense, net	(2,716)	(1,533)

Loss before income tax benefit	(8,735)	(8,849)
Income tax benefit	—	—

Net loss	(8,735)	(8,849)

Weighted average common shares:
Basic	34,810	34,387

Diluted	34,810	34,387

Earnings (loss) per share:
Basic	$(0.25)	$(0.26)

Diluted*	$(0.25)	$(0.26)

*	The first quarter 2007 operating results do not include approximately $3.8 million in revenues representing $0.11 per fully diluted share, related to several large systems installations that were completed and installed in January, but which, pursuant to Generally Accepted Accounting Principles (“GAAP”), will be recorded in the second quarter of 2007.

Progressive Gaming International Corporation, 5/14/07	page 8

CONSOLIDATED STATEMENTS OF OPERATIONS

PRO FORMA EXCLUDING THE TABLE GAMES DIVISION

(amounts in thousands, except per share amounts)	Three Months Ended March 31
	2007	2006
Revenues:
Slot games	$1,520	$953
Systems	13,600	13,535

Total revenues *	15,120	14,488

Cost of revenues:
Total cost of revenues	8,246	6,669

Gross profit	6,874	7,819

Selling, general and administrative expense	8,055	10,933
Research and development	2,681	2,730
Depreciation and amortization	1,933	1,911

	12,669	15,574

Operating (loss)	(5,795)	(7,755)

Interest expense, net	(2,716)	(1,533)

Loss before income tax benefit	(8,511)	(9,288)
Income tax benefit	—	—

Net loss	(8,511)	(9,288)

Weighted average common shares:
Basic	34,810	34,387

Diluted	34,810	34,387

Earnings (loss) per share:
Basic	$(0.24)	$(0.27)

Diluted *	$(0.24)	$(0.27)

Note: The above amounts reflect the operating results of the Company excluding the Company’s table game division (and certain cost reductions initiatives related to the sale of the division.)

*	The first quarter 2007 operating results do not include approximately $3.8 million in revenues, representing $0.11 per fully diluted share, related to several large systems installations that were completed and installed in January, but which, pursuant to Generally Accepted Accounting Principles (“GAAP”), will be recorded in Q2 2007.

Progressive Gaming International Corporation, 5/14/07	page 9

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(amounts in thousands)
	March 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$6,018	$7,183
Accounts receivable, net of allowance for doubtful accounts of $928 and $943	15,608	17,818
Current portion of contract sales receivable, net of allowance for doubtful accounts of $1,529 and $1,529	7,478	6,407
Inventories, net of reserves of $1,029 and $1,040	12,317	11,486
Prepaid expenses	4,758	4,447

Total current assets	46,179	47,341

Contract sales and notes receivable, net	205	164
Property and equipment, net	6,659	5,456
Intangible assets, net	64,016	58,885
Goodwill	58,130	58,014
Other assets	16,800	16,326

Total assets	$191,989	$186,186

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$13,565	$11,047
Customer deposits	2,184	2,113
Current portion of long-term debt and notes payable	1,893	128
Deferred revenues and license fees	8,321	4,332
Accrued liabilities	8,455	10,038

Total current liabilities	34,418	27,658

Long-term debt and notes payable, net of unamortized discount of $493 and $585	63,143	62,051
Other long-term liabilities	5,827	694
Deferred tax liability	11,863	11,856

Total liabilities	115,251	102,259

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.10 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.10 par value, 100,000,000 shares authorized, 34,835,053 and 34,774,154 issued and outstanding	3,484	3,477
Additional paid-in capital	230,390	229,048
Other comprehensive loss	3,798	3,601
Accumulated deficit	(159,245)	(150,510)

Subtotal	78,427	85,616
Less treasury stock, 293,692 and 293,692 shares, at cost	(1,689)	(1,689)

Total stockholders’ equity	76,738	83,927

Total liabilities and stockholders’ equity	$191,989	$186,186